UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under § 240.14a-12

SOUTH 8 ENERGY, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Definitive Additional Materials

Explanatory Note

South 8 Energy, LLC (the “Company”) will be conducting the Annual Meeting of its members on June 23, 2025 (the “2025 Annual Meeting”). On May 2, 2025, the Company filed a Definitive Proxy Statement, together with all amendments thereto, appendices and proxy card (the “Proxy Statement”) with the United States Securities and Exchange Commission.

The Company expects to mail the following letter to its members concerning voting for the the 2025 Annual Meeting.

SOUTH 8 ENERGY, LLC
(f/k/a Red Trail Energy, LLC)
3682 Hwy 8 S P.O. BOX 11
Richardton, ND 58652

Dear Member,
It is time to vote! You have the right to vote on the deregistration and reclassification proposals being presented at the Annual Meeting of South 8 Energy, LLC (formerly known as “Red Trail Energy, LLC”).
The Annual Meeting will be held on Monday, June 23, 2025, at the Bismarck Hotel and Conference Center at 800 3rd Street, Bismarck, ND 58504. Registration for the meeting will start at 9:30 am with the meeting commencing at approximately 10:00 am, each at local time.
Your vote is important to us. Please return your proxy as soon as possible.
We have included a copy of your proxy card for your convenience. Please do one of the following:
•Scan and e-mail your completed proxy card to south8energyllc@gmail.com.
•Fax your competed proxy card to the Company at (701) 974-3309.
•Mail your completed proxy card to the Company at P.O. Box 11, 3682 Highway 8 South, Richardton, ND 58652.
oWe have included with this letter a return envelope for you to mail your proxy card back with no charge to you.
Get Informed Before You Vote!
This document does not contain all of the information that you should consider on the reclassification of the Company’s membership units and the transactions contemplated thereby (the “Reclassification”).
The Company believes the Reclassification will be beneficial for the Members, including potentially creating savings for the Company, which may result in distributions to the Members.
However, before making any voting decisions, Members should read the entire definitive proxy statement filed by the Company on March 2nd, 2025 with the SEC, its appendices and the documents incorporated by reference therein because they contain important information about the Company and the Reclassification. The Definitive Proxy Statement was also mailed to you. These documents are available online at our website, https://south8energy.com/, under the tab “Investor Information” and filed with the SEC at https://www.sec.gov/edgar, by searching for the Company, “South 8 Energy, LLC”.
If you have already voted your units, we thank you for your vote and you can disregard this notice.